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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated July 22, 1999, included in the Annual Report on Form 10-KSB of Cortex Pharmaceuticals, Inc. for the year ended June 30, 1999, with respect to the financial statements, as amended, included in this Form 10-KSB/A and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan and the Executive Stock Plan.



                                    ERNST & YOUNG LLP


San Diego, California
October 25, 1999